PIZZA INN ANNOUNCES 4TH QUARTER FINANCIAL RESULTS

THE COLONY, TEXAS -AUGUST 24, 2004- PIZZA INN, INC. (NASDAQ:PZZI) today reported earnings per share for its fourth quarter ended June 27, 2004 of 6 versus 5 for the same quarter last year. Net income increased to $564,000 from $522,000 for the same quarter last year, and revenues increased to $15.4 million versus $14.1 million. For fiscal year 2004, earnings per share were 22 versus 31 last year. Net income was $2,243,000 versus $3,093,000 on revenues of $60.2 million versus $58.8 million last year. Revenues consist of gross sales of Norco, the Company's food and equipment division, franchise fees, and royalties.

Comparable chainwide same-store sales were 1.3% higher for the quarter ended June 27, 2004 and down 1.3% for the year ended June 27, 2004.

The Company also announced today that its Board of Directors decided to resume purchases of up to approximately 1,100,000 shares of the Company's common stock from time to time on the open market under a previously approved stock repurchase program. The Company's decision to commence new purchases was based on its belief that its common stock represents an attractive long-term investment opportunity for the Company. The timing and extent of the purchases will depend on market conditions. The funds required for the stock purchase will be provided from the Company's cash balances, operating cash flow and, as appropriate, the Company's credit facility.

Ronnie Parker, Pizza Inn's President and Chief Executive Officer, stated, "The Board's decision to resume stock purchases reflects its confidence in the long-term prospects of the Company and our ability to enhance long-term shareholder value." Regarding current initiatives, Mr. Parker also noted:
"One of our highest priorities continues to be our efforts to improve our franchisees' sales and profitability. For our fiscal quarter ended June 27, 2004, buffet restaurants' sales were up 2.5% as the effectiveness of our marketing continues. Our 4-pack sampler program rollout, as well as more aggressive franchisee catering and local store marketing, also had an impact. Regarding profit margins, we have provided significant direct annualized savings to our franchisees through overhead reductions and increased purchasing efficiencies, and these efforts continue. Cheese market price decreases from May's all-time high to more normal levels in July have also provided recent margin relief to our franchisees.

Current initiatives which are progressing well include a re-design of our Pizza Inn Express concept for smaller venues such as convenience stores and airports to make them even more attractive regarding investment, return on investment, and operating efficiencies. We are also making progress in our aggressive pursuit of external revenues from other customers (non Pizza Inn) in our Norco division to continue our focus on improving our distribution efficiencies as well as enhancing the return on this investment.

Overall, we are pleased and optimistic regarding these and other current initiatives to help our franchisees and shareholders realize improved returns on their investment. The Board of Directors' Strategic Planning Committee is working well with management to help identify opportunities and strategies such as those mentioned above in our pursuit of these goals."

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meeting of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Pizza Inn's operating results, performance or financial condition are its ability to implement its growth strategies, national, regional and local economic conditions affecting the restaurant/entertainment industry, competition within each of the restaurant and entertainment industries, store sales cannibalization, success of its franchise operations, negative publicity, fluctuations in quarterly results of operations, including seasonality, government regulations, weather, commodity, insurance and labor costs.

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Distribution Services. Pizza Inn represents over 400 restaurants with annual sales of approximately $170 million.

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PIZZA INN, INC.
(In thousands, except share and per share amounts)




4th Quarter
--------------------------------------------------
                                                       June 27,     June 29,
                                                           2004         2003
                                                    -----------  -----------
Revenue. . . . . . . . . . . . . . . . . . . . . .  $    15,424  $    14,059

Income before taxes              . . . . . . . . .  $       856  $       747

Net Income       . . . . . . . . . . . . . . . . .  $       564  $       522

Diluted earnings per share.        . . . . . . . .  $      0.06  $      0.05

Basic earnings per share.        . . . . . . . . .  $      0.06  $      0.05

Weighted average shares outstanding:
   Diluted . . . . . . . . . . . . . . . . . . . .   10,128,348   10,060,528
   Basic . . . . . . . . . . . . . . . . . . . . .   10,093,674   10,058,674





Twelve Months
--------------------------------------------------
                                                        June 27, .  June 29,
                                                           2004         2003
                                                    -----------  -----------
Revenue. . . . . . . . . . . . . . . . . . . . . .  $    60,212  $    58,782

Income before taxes. . . . . . . . . . . . . . . .  $     3,402  $     4,643

Net Income . . . . . . . . . . . . . . . . . . . .  $     2,243  $     3,093

Diluted earnings per share . . . . . . . . . . . .  $      0.22  $      0.31

Basic earnings per share . . . . . . . . . . . . .  $      0.22  $      0.31

Weighted average shares outstanding:
   Diluted . . . . . . . . . . . . . . . . . . . .   10,117,328   10,060,729
   Basic . . . . . . . . . . . . . . . . . . . . .   10,075,638   10,058,475

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